Exhibit 15
To the Shareholders and Board of Directors of
Crawford & Company

We are aware of the incorporation by reference in the previously filed Registration Statements (File Nos. 333-02051, 333-24425, 333-24427, 333-43740, 333-87465, 333-125557, 333-140310, 333-142569, 333-157896, 333-161278, 333-161279, 333-161280, and 333-170344) of Crawford & Company of our report dated August 6, 2012 relating to the unaudited condensed consolidated interim financial statements of Crawford & Company that are included in its Form 10-Q for the quarter ended June 30, 2012.
/s/ Ernst & Young LLP
Atlanta, Georgia
August 6, 2012